Davis & Company
               Barristers & Solicitors - Patent & Trademark Agents
                                Established 1892

Stuart B. Morrow                                        Vancouver Office
Direct Line (604) 643-2948                              Telephone (604) 687-9444
E-Mail sbmorrow@davis.ca                                Fax (604) 687-1612
File no. 73775-00001

April 10, 1997

The Board of Directors
Silverado Mines Ltd.
Suite 505 - 1111 West Georgia Street
Vancouver, BC  V6E 4M3

Dear Sirs:

Re:  Form S-4 Registration Statement - Opinion of Counsel

As Canadian counsel for Silverado Mines Ltd. (the "Company") a British Columbia company, we have examined the Certificate of Incorporation, Articles of Incorporation and minutes of he proceedings of the Company's directors and shareholders and such other corporate records, documents and proceedings and have considered such questions of law as we have deemed relevant for the purpose of this opinion.

We have also, as such counsel, examined the Registration Statement on Form S-4 (the "Registration Statement") to be filed with the Commission on or about April 11, 1997, covering the allotment and reservation for issuance of 1,100,000 common shares in the capital of the Company (the "shares") to shareholders of Kintana Resources Ltd. ("Kintana") pursuant to a Purchase Agreement between the Company and Kintana dated March 6, 1997.

Based upon the foregoing, we are of the opinion that the Shares have been duly allotted and reserved for issuance and that, upon issuance they will be duly and validly issued as fully paid and non-assessable share in the capital of the Company.

We acknowledge that we are referred to under the caption "Legal Matters" included in the Registration Statement. We hereby consent to such use of our name in the Registration Statement and to the filing of this opinion as an Exhibit thereto. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933 or the Rules and Regulation of the Securities and Exchange commission promulgated thereunder.

Yours truly,


/s/ Davis & Company
--------------------
Davis & Company



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